Exhibit 10.33

December 17, 2016

Saverio La Francesca, M.D.
84 October Hill Road, Suite 1
Holliston, MA 01746

Dear Saverio:

This letter will confirm our agreement that, effective as of the date of this letter (the "Effective Date"), Biostage, Inc., a Delaware corporation (the "Company") and you shall be entitled to the following contractual rights, in addition to any rights specifically provided in the Employment Agreement between you and the Company, dated April 8. 2014 ("Employment Agreement"), and subject further to any requirements under the Company's Certificate of Incorporation or By-laws and to any equity rights you may have in the Company:

1.	Effective on June 1, 2017, you will be elevated to the title of "President and Chief Medical Officer" of the Company.

2.	Subject to the general authority of the Chief Executive Officer and the Board of Directors, you will have significant strategic and management input, and broader directional authority, with respect to the development and execution of the Company's submission process with respect to the anticipated filing by the Company with the U.S. Food and Drug Administration of an Investigational New Drug application for its esophageal implant.

3.	In connection with elevation to the President title referenced above, on or promptly following such date, you will be provided with a grant of additional stock options or other equity award commensurate with such elevation having time-based and/or performance based vesting conditions, and will be subject to the terms and conditions of the Company's 2013 Equity Incentive Plan, as amended, your timely execution of a stock options agreement evidencing the grant, and the approval of, the Compensation Committee of the Board of Directors of the Company.

4.	In order to ensure success in the elevated position, in contemplation of and as a condition to such elevation. the Company will engage an outside management and executive leadership specialist to work with you through a program tailored to the position, and you agree to positively participate and successfully complete such a program.

The above terms are not intended to and should not be construed as terminating, modifying or waiving any terms in the Employment Agreement, and to the extent that any of the above terms conflict with any term in the Employment Agreement, the term in this side letter shall control. You agree that nothing in this side letter is a material change to the terms and conditions of your employment that affects any of the restrictive covenants in the Employment Agreement. The terms are contingent upon your continuing to be employed by the Company at the time the Company's obligation to perform occurs and subject to the terms of the Employment Agreement.

This side letter is governed by the laws of the Commonwealth of Massachusetts.

Sincerely,

Biostage, Inc.

/s/ James McGorry
By: James McGorry
Title: President and Chief Executive Officer

Accepted and Agreed:

/s/ Saverio LaFrancesca, M.D.
Saverio LaFrancesca, M.D.